EXHIBIT 99.1b

FOR IMMEDIATE RELEASE

Contact:         Daniel Francisco
Media Relations
dfrancisco@micron.com
 (208) 368-5584

MICRON TECHNOLOGY ANNOUNCES RETIREMENT
OF MARK DURCAN AS PRESIDENT AND CHIEF OPERATING OFFICER

Mark Adams, Vice President of Worldwide Sales, to Succeed Mr. Durcan as President and Chief Operating Officer

BOISE, Idaho, Jan. 26, 2012 – Micron Technology, Inc. (NASDAQ: MU), announced today that D. Mark Durcan, President and Chief Operating Officer (COO), will be retiring at the completion of Micron’s current fiscal year at the end of August 2012.

Mr. Durcan joined Micron in 1984 and was named the company’s Vice President of Research and Development and Chief Technology Officer in June 1997. He was appointed COO in February 2006 and as the company’s President in June 2007.

“For the past 28 years Mark has played an integral role in the company’s growth and success,” said Steve Appleton, Micron Chairman and Chief Executive Officer. “We appreciate his willingness to serve through the remainder of the fiscal year to ensure a smooth transition of his duties to his successor. We will miss Mark’s leadership and guidance, and wish him well in his future endeavors.”

Mark W. Adams, the company’s Vice President of Worldwide Sales, will succeed Mr. Durcan as President and Chief Operating Officer upon Mr. Durcan’s retirement. Mr. Adams was the Chief Operating Officer of Lexar Media, Inc. (Lexar) at the time of Micron’s acquisition of Lexar in June 2006. He was appointed as Micron’s Vice President of Worldwide Sales in July 2008. Mr. Adams holds a bachelor’s in Economics from Boston College and a master’s in Business Administration from Harvard Business School.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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